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                                                                    EXHIBIT 23.5

PERSONAL AND CONFIDENTIAL
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August 8, 2000

Board of Directors
Mallinckrodt Inc.
75 McDonnell Boulevard
St. Louis, Missouri 63134

Re: Registration Statement on Form S-4 (File No. 333-41264) of Tyco International Ltd.

Ladies and Gentlemen:

Reference is made to our opinion letter dated June 28, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Mallinckrodt Inc. (the "Company") of the consideration to be received for the Shares pursuant to the Agreement and Plan of Merger, dated as of June 28, 2000, among Tyco Acquisition Corp. VI (NV) (the "Parent"), EVM Merger Corp. ("Merger Sub") and the Company (the "Agreement"), with the obligations of Parent and Merger Sub in the Agreement being guaranteed by their parent company Tyco International Ltd., on the assumption that the Exchange Ratio (as defined in the opinion letter) is not adjusted pursuant to section 7.01(j) of the Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinions of Mallinckrodt's Financial Advisors", "Risk Factors", "The Merger--Background of the Merger", "The Merger--Recommendation of the Board of Directors of Mallinckrodt; Reasons of Mallinckrodt for the Merger", and "The Merger--Opinions of Financial Advisors to Mallinckrodt--Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)